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                                                                   Exhibit 11.01



            Travelers/Aetna Property Casualty Corp. and Subsidiaries
                        Computation of Earnings Per Share
                   (In millions, except for per share amounts)


                                Three Months Ended March 31,
                                ----------------------------
                                   1996             1995
                                   ----             ----
Earnings:
     Net income                   $   98           $   75
                                  ======           ======
Average shares:
     Common                        294.5            294.5
                                  ======           ======

Earnings per share                $ 0.33           $ 0.25
                                  ======           ======


Earnings per common share is based on the weighted average number of common shares outstanding during the period. For purposes of the computation of earnings per share, the weighted average number of shares was computed by treating the common stock issued within a one-year period prior to the initial filing of the registration statement relating to the initial public offering
(IPO) as outstanding for all reported periods. This amount was then reduced by the dilutive effect of such issuances determined by using the actual proceeds and the number of shares that could have been repurchased using the IPO price as the repurchase price for all periods presented.